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                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report on American TeleSource International, Inc. and Subsidiaries dated October 3, 1997, our report on American TeleSource International, Inc.-Delaware dated December 1, 1997 and our report on Sistema de Telefonia Computarizada, S.A. de C.V. dated October 24, 1997 included in American TeleSource International, Inc.'s Form 424B1 (File No. 333-47511) as amended on April 2, 1998, and American TeleSource International, Inc.'s Form S-4 (File No. 333-47511) filed on March 6, 1998 and to all references to our firm included in this registration statement.



                                             ARTHUR ANDERSEN LLP


San Antonio, Texas
June 16, 1998